Exhibit 10.1

DRAFT 7/22/07

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (this “Second Amendment” or this “Amendment”) is entered into as of July __, 2007, to be effective as of June 30, 2007, by and between AMERICAN BUSINESS LENDING, INC., a Texas corporation (“Borrower”), and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (“Lender”), with reference to the following facts, which shall be construed as part of this Second Amendment:

RECITALS

A.            Borrower and Lender have entered into that certain Loan Agreement dated as of December 15, 2006, as amended by that certain First Amendment to Loan Agreement dated as of February 27, 2007 (as amended or modified from time to time, the “Loan Agreement”), pursuant to which Lender is providing financial accommodations to or for the benefit of Borrower upon the terms and conditions contained therein.  Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Loan Agreement shall be applied herein as defined or established therein.

B.            Borrower has requested that Lender waive certain existing Events of Default under the Loan Agreement and agree to certain amendments to the Loan Agreement, and Lender is willing to do so to the extent provided in, and subject to the terms and conditions of, this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the continued performance by Borrower of its promises and obligations under the Loan Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.             Ratification and Incorporation of Loan Agreement and Other Loan Documents.  Except as expressly modified under this Second Amendment, (a) Borrower hereby acknowledges, confirms, and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Loan Agreement and the other Loan Documents, and (b) all of terms and conditions set forth in the Loan Agreement and the other Loan Documents are incorporated herein by this reference as if set forth in full herein.

2.             Borrower’s Acknowledgement and Lender’s Waiver of Certain Events of Default.  Borrower acknowledges that, immediately prior to the effectiveness of this Second Amendment, Events of Default have occurred and are continuing due to the following (collectively, the “Applicable Defaults”): (a) Borrower’s failure to deliver its internally prepared financial statements as of the end of its fiscal month ended March 31, 2007 within the time periods required by Section 5.1(b)(i) and Section 7.1(b) of the Loan Agreement, (b) Borrower’s failure to meet the net interest coverage test under Section 5.11(e) of the Loan Agreement as of the end of its fiscal quarter ended March 31, 2007, and (c) Borrower’s failure to satisfy the condition subsequent set forth in Section 8.4(e) of the Loan Agreement by delivering the documents required thereby by the deadlines set forth therein.  Upon the effectiveness of this Second Amendment, Lender hereby waives each of the Applicable Defaults.

3.             Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

3.1            Addition of New Defined Terms.  Section 1.1 of the Loan Agreement is amended by adding thereto in appropriate alphabetical order the following new defined terms:

a.             “Second Amendment” shall mean the Second Amendment to Loan Agreement dated as of July __, 2007, and effective as of June 30, 2007, between Borrower and Lender.

b.             “Second Amendment Closing Date” shall mean the date on which all conditions precedent set forth in the Second Amendment have been satisfied in a manner acceptable to Lender or waived in writing by Lender as provided therein, which date shall be confirmed by Lender to Borrower in writing upon request.

3.2            Amendment to Definition of Ramp-Up Period.  Section 1.1 of the Loan Agreement is amended by deleting the existing version of the defined term “Ramp Up Period” contained therein and replacing it with the following amended and restated version thereof:

“Ramp Up Period” shall mean the period commencing on the Closing Date and ending on June 30, 2008.

3.3            Deletion of Requirement for Monthly Statements of Cash Flows.  Section 5.1(b)(i) of the Loan Agreement is amended by deleting the words “and the statements of cash flows” from the existing version thereof.

3.4            Amendment to Delivery Requirements Regarding Reports Respecting Sale of SBA Guaranteed Notes Receivable.  Section 5.1(d)(iii) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

(iii)          Reports Respecting Sale of SBA Guaranteed Notes Receivable.  No later than 2:00 p.m. (Central Time) of the Business Day immediately prior to any Settlement Date, Borrower shall deliver to Lender a Note Sale Report in substantially the form of Exhibit D, accompanied by the “Confirmation of Trade” (sometimes called a “Notice of Trade”) reflecting the anticipated sale of the subject SBA Guaranteed Note Receivable and all instructions of Borrower to the purchaser or FTA with respect thereto.  On or before the 15th day of the month following the Settlement Date for such sale, Borrower shall provide Lender with a copy of FTA’s “Notice of SBA Form 1086 Execution” with respect to such sale and a copy of Secondary Participation Agreement executed by Borrower with respect to such sale.

3.5            Amendment to Minimum Tangible Net Worth Covenant.  Section 5.11(a) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

(a)             Minimum Tangible Net Worth.  As of the end of each fiscal quarter shown below, maintain, on a consolidated basis with Borrower’s Subsidiaries, Tangible Net Worth of not less than the corresponding amount shown for such fiscal quarter after taking into account any dividends paid or accrued:

Fiscal Quarters Ending	Minimum Tangible Net Worth
June 30, 2007	$6,700,000
September 30, 2007	$6,000,000
December 31, 2007 and each fiscal quarter thereafter	$6,500,000

3.6            Amendment to Minimum Net Interest Coverage Ratio for Gateway Performing Loans.  Section 5.11(e) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

(e)           Minimum Net Interest Coverage regarding Portfolio of Gateway Performing Loans.  As of the end of each fiscal quarter, have a ratio of (i) interest and servicing fees earned for the three-month period then ended with respect to the portfolio of Gateway Performing Loans, to (ii) the sum of (A) fees charged by the Servicer under the Servicing Agreement for such three-month period with respect to the servicing of the portfolio of Gateway Performing Loans, plus (B) the cost of any dedicated servicing staff and any legal costs for such three-month period with respect to the portfolio of Gateway Performing Loans, plus (C) the interest costs under this Agreement for such three-month period with respect to the Gateway Portfolio Advances, of not less than 1.20 to 1.00.

3.7            Additional Financial Covenant Regarding Net Interest Coverage for Total Portfolio.  Section 5.11 of the Loan Agreement is amended by adding the following new Section 5.11(f) after the existing text thereof:

(f)           Minimum Net Interest Coverage regarding Total Portfolio.  As of the end of each fiscal quarter ending on or after June 30, 2008, have a ratio of (i) interest and servicing fees earned for the three-month period then ended with respect to the portfolio of Gateway Performing Loans and any other Notes Receivable originated or acquired by Borrower (except for the Serviced ASBA Assets), to (ii) the sum of (A) fees charged by the Servicer under the Servicing Agreement for such three-month period with respect to the servicing of the portfolio of Gateway Performing Loans and any other Notes Receivable originated or acquired by Borrower (except for the Serviced ASBA Assets), plus (B) the cost of any dedicated servicing staff and any legal costs for such three-month period with respect to the portfolio of Gateway Performing Loans and any other Notes Receivable originated or acquired by Borrower (except for the Serviced ASBA Assets), plus (C) the interest costs under this Agreement for such three-month period with respect to the Gateway Portfolio Advances and any other Notes Receivable originated or acquired by Borrower, of not less than 1.25 to 1.00.

3.8            Amendment to Covenant Regarding Maintenance of Bad Debt Reserve.  Section 5.12 of the Loan Agreement is hereby amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

5.12           Maintenance of Bad Debt Reserves and Discount for Gateway Performing Loans .  Borrower shall (a) maintain on its books, at all times, a bad debt reserve consistent with GAAP and Borrower’s historical performance with respect to any Notes Receivable originated or acquired by Borrower, except for those Notes Receivable acquired as part of the Gateway Portfolio Acquisition, and (b) carry on its books, at all time, the Gateway Performing Loans at Borrower’s acquisition cost, rather than their face amount, in order to reflect the discount realized by Borrower; provided, however, that Borrower will, on at least a quarterly basis, determine and report to Lender on the [amount][measure] of impaired Gateway Performing Loans and, if such [amount][measure] is greater than such discount, then Borrower will maintain on its books, at all times thereafter, an additional loan loss reserve equal to the amount of such excess as from time to time determined.

4.             Conditions Precedent.  Notwithstanding any other provision of this Second Amendment, this Second Amendment shall be of no force or effect, and Lender shall not have any obligations hereunder, until the following conditions have been satisfied:

4.1            Second Amendment and other Documents in Connection therewith.  Lender shall have received the following, each in form and substance satisfactory to Lender:

a.             this Second Amendment, duly executed by Borrower and Lender; and

b.             written consent by SBA to this Second Amendment and the transactions contemplated hereby.

4.2            No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing, except for the Applicable Defaults.

5.             Representations and Warranties re Loan Agreement.  Borrower hereby represents and warrants that the representations and warranties contained in the Loan Agreement were true and correct in all material respects when made and, except to the extent that (a) a particular representation or warranty by its terms expressly applies only to an earlier date, or (b) Borrower has previously advised Lender in writing as contemplated under the Loan Agreement, are true and correct in all material respects as of the date hereof.  Borrower hereby further represents and warrants that no event has occurred and is continuing, or would result from the transactions contemplated under this Second Amendment, that constitutes or would constitute a Default or an Event of Default, except for the Applicable Defaults.

6.             Miscellaneous.

6.1            Headings.  The various headings of this Second Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Second Amendment or any provisions hereof.

6.2            Counterparts.  This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

6.3            Interpretation.  No provision of this Second Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

6.4            Complete Agreement.  This Second Amendment constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect thereto.

6.5            Governing Law.  This Second Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

6.6            Effect.  Upon the effectiveness of this Second Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and each reference in the other Loan Documents to the Loan Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

6.7            Conflict of Terms.  In the event of any inconsistency between the provisions of this Second Amendment and any provision of the Loan Agreement, the terms and provisions of this Second Amendment shall govern and control.

6.8            No Novation or Waiver.  Except as specifically set forth in this Second Amendment, the execution, delivery and effectiveness of this Second Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Lender under the Loan Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Loan Agreement or in any of the other Loan Documents or of any Default or Event of Default that may have occurred and be continuing, or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Loan Agreement as of the day and year first above written.

AMERICAN BUSINESS LENDING, INC.,
a Texas corporation

By:
Charles P. Bell, Jr.
Chief Executive Officer

WELLS FARGO FOOTHILL, LLC,
a Delaware limited liability company

By:
Laurel Varney Mason
Vice President